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PROSPECTUS SUPPLEMENT NO. 6                FILED PURSUANT TO RULE 424(B)(3)
(To Prospectus Dated March 18, 1997, As    REGISTRATION STATEMENT NO. 333-21603
Supplemented By Prospectus Supplement
Nos. 1, 2, 3, 4 and 5 Dated April 8, 1997,
May 14, 1997, July 16, 1997,
December 2, 1997 and March 17, 1998,
Respectively)




                                $115,000,000
                 6% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                                     AND
                           SHARES OF COMMON STOCK
                      ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement supplements information contained in that certain Prospectus dated March 18, 1997, as amended or supplemented (the "Prospectus") of Central Garden & Pet Company relating to the potential sale from time to time of up to $115,000,000 aggregate principal amount of Notes and the Conversion Shares by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes and Conversion Shares beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus:

BT Alex. Brown Inc.................................    250,000  *   8,928  *  *

     The line "Any other holder of Notes or future transferee from any such holder ... 1,270,000, 1.1, 45,357, *, *" (other than the footnotes thereto which remain unchanged) contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in its entirety and replaced with the following:

Any other holder of Notes or future or future
 transferee from any such holder(8)(9).............  1,020,000  *  36,429  *  *

     All information in this Prospectus Supplement is as of August 3, 1998.




          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 4, 1998